ARC Announces 150% Increase in Quarterly Cash Dividend

Second Increase in Less Than 12 Months

SAN RAMON, CA / ACCESSWIRE / December 8, 2021 / ARC Document Solutions, Inc. (NYSE:ARC) today announced that its Board of Directors has approved an increase in the company’s quarterly cash dividend from $0.02 to $0.05 per share. Management said the 150 percent increase reflects the company’s focus on returning shareholder value.

The $0.05 quarterly dividend is payable February 28, 2022, to shareholders of record as of January 31, 2022, and raises the company’s annual dividend to $0.20 per share. The ex-dividend date will be January 28, 2022. The program will operate independently of ARC’s continuing share repurchases in the open market as discussed on ARC’s third quarter conference call held on November 4, 2021.

“As stated in our earnings call, our transformation efforts have taken hold and have provided us with greater visibility and confidence into the future potential of our company,” said Suri Suriyakumar, CEO of ARC Document Solutions. “It also allows us to continue and enhance the commitment we’ve made to our investors to return shareholder value.”

About ARC Document Solutions (NYSE: ARC)
ARC provides specialized digital printing and document imaging and scanning services for visual communicators in a diverse range of industries and professions. Today, with more than 130 service centers in North America and in select locations around the world, ARC delights its customers with every image it captures and every document it produces. To find out more, follow ARC at www.e-arc.com.

Contact Information:

David Stickney
VP Corporate Communications & Investor Relations
925-949-5114